UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
Emergent Capital, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐
Check box if only part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee Was previously paid. Identify the previous filing by registration number, or the Form on Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EMERGENT CAPITAL, INC.
5355 Town Center Road, Suite 701
Boca Raton, Florida 33486
(561) 995-4200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 31, 2018

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Shareholders of Emergent Capital, Inc., a Florida corporation (the “Company”), will be held at 10:00 a.m. (ET) on May 31, 2018 at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, 27th Floor, New York, NY 10178, for the following purposes:

1.
To elect Patrick J. Curry, Matthew Epstein, James Hua, Robert Knapp, Roy J. Patterson and Joseph E. Sarachek to our Board of Directors until the next annual meeting of shareholders and their successors have been elected and qualified;

2.	To vote on an advisory resolution on the compensation of certain of the Company’s executive officers;
3.	To vote to increase the size of our Board of Directors to nine (9) directors;
4.	To vote on an amendment to our Bylaws to modify the requirements for changing the size of our Board of Directors;
5.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
6.	To transact such other business as may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.
Only shareholders of record as of the close of business on April 16, 2018 will be entitled to attend and vote at the Annual Meeting and at any postponement, continuation or adjournment thereof. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting in person, please authorize your proxy by internet, telephone, or, if you utilize the paper copy of the proxy card, by marking, signing, dating and returning your proxy card as promptly as possible, so that your shares will be represented at the Annual Meeting. If you utilize the enclosed proxy card, no postage is required if mailed in the United States. You may revoke your proxy at any time before it has been voted. This Notice, the Proxy Statement, the proxy card and the Company’s 2017 Annual Report are first being sent on or about April 19, 2018 to the holders of the Company’s common stock as of the close of business on April 16, 2018.

By Order of the Board of Directors,

Miriam Martinez
Chief Financial Officer and Secretary
Dated: April 19, 2018

EMERGENT CAPITAL, INC.
5355 Town Center Road, Suite 701
Boca Raton, Florida 33486
(561) 995-4200

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD [MAY 31], 2018

Emergent Capital, Inc. (the “Company”) will hold its 2018 Annual Meeting of Shareholders (the “Annual Meeting”) at 10:00 a.m. (ET) on May 31, 2018 at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, 27th Floor, New York, NY 10178. This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the meeting, and at any continuation, postponement or adjournment of the Annual Meeting. The Notice of Meeting, this Proxy Statement, the proxy card and a copy of the Company’s 2017 Annual Report are first being sent on or about April 19, 2018 to the holders of the Company’s common stock as of the close of business on the record date, April 16, 2018.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 31, 2018
The Company’s Proxy Statement and 2017 Annual Report are available at
www.proxyvote.com
Shareholders attending the Annual Meeting may receive directions to attend the meeting in person by calling Miriam Martinez, our Chief Financial Officer and Secretary, at (561) 995-4200 or by emailing ir@emergentcapital.com.

ABOUT THE ANNUAL MEETING
What are the matters to be voted on at the Annual Meeting?
At the meeting, you will be entitled to vote on the following proposals:

1.
To elect Patrick J. Curry, Matthew Epstein, James Hua, Robert Knapp, Roy J. Patterson and Joseph E. Sarachek to our Board of Directors until the next annual meeting of shareholders and their successors have been elected and qualified;

2.	To vote on an advisory resolution on the compensation of certain of the Company’s executive officers;

3.	To vote to increase the size of our Board of Directors to nine (9) directors;

4.	To vote on an amendment to our Bylaws to modify the requirements for changing the size of our Board of Directors;

5.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

6.	To transact such other business as may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.
We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.
How does the Board recommend that I vote?
The Board recommends that you vote your shares as follows:

•	“FOR” the election of each of the nominees for director named in this Proxy Statement;

•	“FOR” the advisory resolution on the compensation of certain of the Company’s executive officers;

•	“FOR” the increase in the size of our Board of Directors to nine (9) directors;

•	“FOR” the amendment to our Bylaws to modify the requirements for changing the size of our Board of Directors; and

•	“FOR” the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.
Who is entitled to vote?
Shareholders as of the close of business on April 16, 2018 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each director nominee and for each other proposal to be voted on at the Annual Meeting with respect to each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”); and

•
Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares.

At the close of business on the Record Date, [_____________] shares of our outstanding common stock were entitled to vote at the Annual Meeting. An independent inspector of elections will be present at the Annual Meeting and will tally the votes.
What is a “broker non-vote”?
If your bank, broker or other nominee does not receive instructions from you on how to vote your shares and does not have discretion to vote on a proposal because it is a non-routine item, the broker may return the proxy without voting on that proposal. This is known as a “broker non-vote.” Brokers generally have discretionary authority to vote on the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. Brokers, however, do not have discretionary authority to vote on the other matters scheduled to be voted upon at the Annual Meeting.

What constitutes a quorum?
In order to conduct business and have a valid vote at the Annual Meeting, a quorum must be present in person or represented by proxy. A majority of the votes entitled to be cast on the business properly brought before the Annual Meeting must be represented in person or by proxy to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.
How many votes are required to approve each proposal?
Proposal 1: Directors will be elected by a plurality of the votes cast at the Annual Meeting. Only votes cast “FOR” a nominee will be counted in the election of directors. There is no cumulative voting. Proxy cards or instructions specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. Broker non-votes will have no effect on the election of directors. Our Board has adopted a “majority vote policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.

Proposal 2: The advisory vote on executive compensation will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered a vote cast and therefore will have no effect on the outcome of this matter. Because your vote on this matter is advisory, it will not be binding on the Company or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 3: The increase in the size of the Board to nine (9) directors will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered a vote cast and therefore will have no effect on the outcome of this matter.

Proposal 4: The amendment to the Bylaws to eliminate the requirement that shareholders approve of any increase or decrease of more than one (1) director in the size of the Board will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered a vote cast and therefore will have no effect on the outcome of this matter.
Proposal 5: The ratification of the selection of Grant Thornton LLP will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions are not considered a vote cast and therefore will have no effect on the outcome of the ratification. Because brokers have discretionary authority to vote on the ratification, we do not expect any broker non-votes in connection with the ratification.
How are proxies being solicited?
Proxies may be solicited on behalf of our Board by mail, personally, by telephone, by facsimile or by email or other electronic transmission by directors, officers or other employees of the Company for which no additional compensation will be paid. The Company will pay the cost of soliciting proxies on its behalf. The Company may also pay brokers or nominees holding common stock of the Company in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals.

How do I vote my shares without attending the Annual Meeting?
If you are a registered shareholder you may vote by granting a proxy using any of the following methods:

•	By Internet —If you have internet access, by submitting your proxy by following the instructions included on the enclosed proxy card.

•	By Telephone —By submitting your proxy by following the telephone voting instructions included on the enclosed proxy card.

•
By Mail —By completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card accompanying this proxy statement in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on May 30, 2018 for the voting of shares held by shareholders of record. Mailed proxy cards should be returned in the envelope provided to you with your proxy card, and must be received by May 30, 2018.
Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the enclosed proxy card. Please vote promptly.
If your shares are held in street name, your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may be able to vote via the internet or by telephone, or by mail by submitting a voting instruction form by the indicated deadline.
Our Board of Directors has designated our Chief Executive Officer, Patrick J. Curry, and our Chief Financial Officer and Secretary, Miriam Martinez, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.
How do I vote my shares in person at the Annual Meeting?
First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record you may vote by ballot at the Annual Meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the meeting.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted in case you later decide not to attend the Annual Meeting, as well as to speed the tabulation of votes.
What does it mean if I receive more than one proxy card on or about the same time?
It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each proxy card or, if you vote via the internet or telephone, vote once for each proxy card you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted via the internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Secretary, provided such statement is received at or prior to the Annual Meeting;

•	Submitting a vote at a later time via the internet or telephone before the closing of those voting facilities;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	Attending the Annual Meeting and voting in person.
If you hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the meeting. Only the latest validly executed proxy that you submit will be counted.
How do I gain admittance to the Annual Meeting?
Only our shareholders as of the Record Date and invited guests of the Company will be permitted to attend the Annual Meeting. To gain admission, you must present a government-issued form of identification. If you are a shareholder of record, your name will be checked against our list of shareholders of record on the Record Date. If you hold shares in street name, you must present proof of your ownership of the Company’s shares as of the Record Date in order to be admitted to the Annual Meeting.
Will any other matters be decided at the Annual Meeting?
We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have the discretion to vote on those matters for you should you submit a proxy.
Where can I find the voting results of the Annual Meeting?
The Company intends to announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K within four business days following the Annual Meeting.
Do I have any right of appraisal for any of the proposals to be acted upon at the Annual Meeting?
Under the Florida Business Corporation Act, shareholders are not entitled to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Annual Meeting.
What should I do if I have other questions?
If you have any questions or require any assistance with voting your shares, please contact our Chief Financial Officer and Secretary, Miriam Martinez, at (561) 995-4200.

ITEM 1—ELECTION OF DIRECTORS
Our Articles of Incorporation provide that our Board is to be comprised of a minimum of three (3) and a maximum of fifteen (15) directors, as determined from time to time in accordance with our Bylaws. Currently, our Board consists of six (6) directors, with one vacancy. The Board, upon recommendation of the Corporate Governance and Nominating Committee of the Board, unanimously nominated the six director nominees listed below for election to the Board at the Annual Meeting. All nominees currently serve as members of the Board. Following the Annual Meeting, assuming all of the director nominees are re-elected, our Board will consist of six (6) directors.
Directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.
Director Nominees
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW.

Name	Age	Position
Patrick J. Curry	52	Chief Executive Officer and Chairman of the Board
Matthew Epstein	35	Director
James Hua	35	Director
Robert Knapp	51	Director
Roy J. Patterson	34	Director
Joseph E. Sarachek	56	Director
Set forth below is a brief description of the business experience of each of our director nominees, as well as certain specific experiences, qualifications and skills that led to the Board’s conclusion that each of the directors set forth below is qualified to serve as a director.
Patrick J. Curry
Mr. Curry became a member of our Board upon the consummation of our recapitalization in July 2017 (the “Recapitalization”). In addition to serving as our Chief Executive Officer, Mr. Curry currently serves as the President and Chief Executive Officer of PJC Investments, LLC. Previously, from 1997 to 2003, Mr. Curry served as Executive Vice President and a director of Central Freight Lines, Inc. From 1994 to 1997, Mr. Curry was the President and Chief Executive Officer of Universal Express Limited, LLC. From 1991 to 1993, Mr. Curry served as President and Chief Executive Officer of Lortex, Inc. Prior to these roles, Mr. Curry was also a licensed stock and bond broker for Legg Mason Wood Walker, Inc. and a financial analyst for Hercules Aerospace, Inc. Mr. Curry has previous experience in investing in entities in the life settlement business. We believe that Mr. Curry is qualified to serve on our Board of Directors because of his expertise and varied experience in finance, including with respect to life settlements. Mr. Curry is designated as a nominee pursuant to the Board Designation Agreement (the “Investors Agreement”) among the Company, PJC Investors, LLC (“PJC”) and JSARCo, LLC (“JSARCo” and, with PJC, the “Investors”) in connection with the Recapitalization. Subject to the terms and conditions set forth in such agreement, the Investors shall have the right to designate to the Board at each meeting of the Company’s shareholders at which the election of directors is to be considered (x) three directors, one of whom shall be designated pursuant to the Opal Sheppard Agreement while that agreement is in effect, so long as the Investors, together with any affiliates, collectively hold at least 30% of the outstanding shares of Common Stock, (y) two directors so long as the Investors, together with any affiliates, collectively hold at least 20% but less than 30% of the outstanding shares of Common Stock, and (z) one director so long as the Investors, together with any affiliates, collectively hold at least 10% but less than 20% of the outstanding shares of Common Stock.

Matthew Epstein
Mr. Epstein became a member of the Board upon the consummation of the Recapitalization. Mr. Epstein currently serves as Senior Research Analyst for Evermore Global Advisors, LLC, an investment management firm. Previously, from 2005 to 2014, Mr. Epstein worked at W.R. Huff Asset management, LLC, most recently serving as Senior Analyst. Mr. Epstein has Bachelor of Science degrees in Finance and International Business from New York University and an MBA from Columbia University. Mr. Epstein is a CFA Charter holder. We believe that Mr. Epstein is qualified to serve on our Board of Directors because of his financial expertise and varied experience in strategic investments. Mr. Epstein is designated as a nominee pursuant to the Board Designation Agreement (the “Evermore Agreement”) between the Company and Evermore Global Advisors, LLC (“Evermore”) in connection with the Recapitalization. Subject to the terms and conditions set forth in such agreement, Evermore shall have the right to designate one director to the Board at each meeting of the Company’s shareholders at which the election of directors is to be considered so long as Evermore, together with investors identified in the Evermore Agreement, holds at least 9,375,000 shares of Common Stock.
James Hua
Mr. Hua became a member of the Board upon the consummation of the Recapitalization. Mr. Hua currently serves as Portfolio Manager for Opal Advisors and as Chief Investment Officer for Sheppard Wealth Management. Previously, from 2011 to 2012, Mr. Hua served as Investment Analyst for Freestone Capital. From 2009 to 2011, Mr. Hua served as Controller of Liberty Capital. Mr. Hua has a Bachelor of Arts in Business Administration with a concentration in Accounting from the University of Washington. We believe that Mr. Hua is qualified to serve on our Board of Directors because of his financial and investment expertise. Mr. Hua is designated as a nominee pursuant to the Board Designation Agreement (the “Opal Sheppard Agreement”) between the Company and Opal Sheppard Opportunities Fund I LP (“Opal Sheppard”) in connection with the Recapitalization. Subject to the terms and conditions set forth in such agreement, Opal Sheppard shall have the right to designate one director to the Board at each meeting of the Company’s shareholders at which the election of directors is to be considered so long as (x) the Investors have the right to designate three directors to the Board and (y) Opal Sheppard, together with any affiliates, collectively holds at least $525,000 principal amount of the Company’s 8.5% senior secured notes due 2021 (the “Senior Notes”).
Robert Knapp
Mr. Knapp became a member of the Board upon the consummation of the Recapitalization. Mr. Knapp is the Founder and CIO of Ironsides Partners LLC, a Boston based investment manager specializing in closed-end funds, holding companies, and asset value investing generally. Ironsides and related entities serve as the manager and general partner to various funds and managed accounts for institutional clients. Mr. Knapp is an independent, non-executive director of several investment related companies, including Castle Private Equity AG (SWX: CPEN) based in Switzerland, the Pacific Alliance Asia Opportunity Fund and Pacific Alliance Group Asset Management Ltd., based in Hong Kong, and was formerly a director of MPC Containerships (OSX: MPCC NO) based in Oslo. Mr. Knapp is also a principal and director of Africa Opportunity Partners Limited (“AOP”), a Cayman Islands company that serves as the investment manager to Africa Opportunity Fund Limited (“AOF”), a closed-end investment company incorporated in the Cayman Islands that trades on the London Stock Exchange. Mr. Knapp serves on the Board of Directors of AOF. Mr. Knapp also serves as a member of the Board of Managers of Veracity Worldwide LLC. In addition to his directorships named above, Mr. Knapp serves as a director of the Massachusetts Eye and Ear Infirmary, and is a Trustee of the Children’s School of Science and the Sea Education Association, both of Woods Hole, MA. Prior to founding Ironsides, Mr. Knapp was a managing director for over ten years with Millennium Partners, based in New York. We believe that Mr. Knapp is qualified to serve on our Board of Directors because of his experience in strategic investments and experience with the Company. Mr. Knapp is designated as a nominee pursuant to the Board Designation Agreement (the “Ironsides Agreement”) between the Company and Ironsides P Fund L.P. and Ironsides Partners Special Situations Master Fund II L.P. (together, “Ironsides”) in connection with the Recapitalization. Subject to the terms and conditions set forth in such agreement, Ironsides shall have the right to designate one director to the Board at each meeting of the Company’s shareholders at which the election of directors is to be considered so long as Ironsides, together with any affiliates, collectively holds at least $4,500,000 principal amount of the Senior Notes.

Roy J. Patterson
Mr. Patterson became a member of the Board in October 2017. Mr. Patterson has been President of Patterson Family Group, a private company providing investment, management, philanthropy and estate services for a single family, since 2011. Mr. Patterson’s responsibilities include investment decisions and asset allocation in public and private assets. Prior to joining the Patterson Family Group, Mr. Patterson served as an Analyst from 2009 to 2011 for a lower middle market private equity firm as a member of the deal team evaluating a wide spectrum of industries and business models, executing transactions, and overseeing portfolio companies. From 2007 to 2009, Mr. Patterson served as an Associate and Vice President for a boutique investment bank where he was a member of a deal team and actively participated in all aspects of sourcing and executing transactions. We believe that Mr. Patterson is qualified to serve on our Board because of his investment experience and expertise.
Joseph E. Sarachek
Joseph E. Sarachek is the principal of Triax Capital Advisors, which he founded in 2011, and is currently the principal and manager of TopCo 1, LLC, which is the manager of JSARCo. Prior to forming Triax, Mr. Sarachek worked for Balfour Investors, an investment firm focused on bankruptcies and turnarounds and, prior to that, was a partner at the law firm of McDermott Will & Emery. He is an attorney and investment professional with considerable experience in the trading of privately held distressed debt and in restructuring cases. He first published on trading in claims almost 30 years ago and has lectured at Harvard Business School, Harvard Law School, Cornell University, the American Bankruptcy Institute, and the Turnaround Management Association. Mr. Sarachek has a J.D. from New York Law School and a B.S. in Economics & Public Policy from Cornell University. Mr. Sarachek is a director of Kominox, a Korean experimental cancer research corporation. We believe that Mr. Sarachek is qualified to serve on our Board of Directors because of his financing expertise and varied experience in strategic investments. Mr. Sarachek is designated as a nominee pursuant to the Investors Agreement. Subject to the terms and conditions set forth in such agreement, the Investors shall have the right to designate to the Board at each meeting of the Company’s shareholders at which the election of directors is to be considered (x) three directors, one of whom shall be designated pursuant to the Opal Sheppard Agreement while that agreement is in effect, so long as the Investors, together with any affiliates, collectively hold at least 30% of the outstanding shares of Common Stock, (y) two directors so long as the Investors, together with any affiliates, collectively hold at least 20% but less than 30% of the outstanding shares of Common Stock, and (z) one director so long as the Investors, together with any affiliates, collectively hold at least 10% but less than 20% of the outstanding shares of Common Stock.

EXECUTIVE OFFICERS
Set forth below is information regarding the Company’s current executive officers who are not also directors. There are no family relationships among any of our current directors or executive officers.

Miriam Martinez	Senior Vice President, Chief Financial Officer and Secretary
Age: 61	Executive Officer Since: 2012
Ms. Martinez has served as our Senior Vice President and Chief Financial Officer since October of 2016, and as Secretary since September 2017. Prior to that, she was our Senior Vice President of Finance and Operations from September 2010 until October 2016. She primarily oversees the day to day financial, accounting and human resource activities of the Company. Ms. Martinez joined the Company in September 2010 prior to our initial public offering. From the period of 2006 to February 2010, Ms. Martinez served as Regional President and Chief Financial Officer of Qimonda N.A. a U.S. subsidiary of a German memory chip manufacturer. From 2000 to 2006, Ms. Martinez was Chief Financial Officer of Infineon N.A., a U.S. subsidiary of a German-based global semiconductor company. Ms. Martinez has also held executive positions at Siemens and White Oak Semiconductor, a joint venture between Siemens and Motorola. Ms. Martinez has a Bachelor of Accounting degree from Pace University and an MBA from Nova University. She has also completed the Siemens Executive MBA Program with Duke University.

Jack Simony	Vice President and Chief Investment Officer
Age: 44	Executive Officer Since: 2017
Mr. Simony has served as our Vice President and Chief Investment Officer since October of 2017. Prior to that, Mr. Simony was the lead investment manager for Hamilton Capital LLC from 2008 to 2017. The fund invested in litigation finance, arranged complex credit facilities, financed equity investments and acquisitions, and structured multi-party corporate transactions. Mr. Simony's career has focused on providing innovative credit solutions to markets that are underserved by traditional sources of financing, in areas including; law firm finance, plaintiff commercial litigation finance, consumer and structured finance. Mr. Simony is also the Chairman of The Negotiation Institute. Founded in 1966, The Negotiation Institute is a leading provider of corporate training and consulting in the areas of Negotiation, Procurement & Supply Chain. Mr. Simony utilized his role at The Negotiation Institute to found the WIN Summit: Women's Insights to the Art of Negotiation Summit, an annual professional development conference tailored to focus on the advancement of women in the workplace. Mr. Simony also sits on the advisory board of the Ashcroft Sullivan Law Firm, founded by former U.S. Attorney General, Governor and Senator, John Ashcroft.

Harvey Werblowsky	Vice President, Chief Legal Officer and General Counsel
Age: 70	Executive Officer Since: 2017

Mr. Werblowsky has served as our Vice President, Chief Legal Officer and General Counsel since October of 2017. Prior to that, from 2008 to 2017, he served as co-portfolio manager of Hamilton Capital LLC. Prior to that, he was Of Counsel to Weiss Zarett Brofman Sonnenklar & Levy, P.C. and previously a partner at McDermott Will & Emery, representing public and private healthcare companies, hospitals, and physician groups in various corporate, litigation and regulatory matters. Before entering private practice, Mr. Werblowsky served as senior counsel to the Office of the Inspector General at the U.S. Department of Health and Human Services, as Deputy Attorney General for the State of New Jersey and as Deputy Attorney General for the State of New York.

CORPORATE GOVERNANCE

The Board of Directors
The Board is presently comprised of six (6) directors with one (1) vacancy. Our common stock is listed on the OTCQB Tier of the OTC Markets Group, Inc. (“OTCQB”). The OTCQB does not have any director independence standards. Pursuant to the regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended, we have adopted the definition of independent director as described under Rule 303A.02 of the New York Stock Exchange (“NYSE”). Our Board has determined that five (5) directors are independent under the rules of the NYSE. The independent directors are Matthew Epstein, James Hua, Robert Knapp, Roy J. Patterson and Joseph E. Sarachek. The Board has set the number of directors at seven (7).
Board Leadership Structure and Role in Risk Oversight
The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and indirectly through delegation of specific responsibilities to its committees, the Chairman of the Board and officers of the Company. The Board has established five standing committees to assist with its responsibilities: the Audit Committee, the

Compensation Committee, the Corporate Governance and Nominating Committee, and the Strategic Risk Oversight Committee. The Strategic Risk Oversight Committee was formed to oversee development related to certain litigation and investigations.
The Company’s Bylaws require the Board to elect a Chair, who presides at the meetings of the Board. If the Chair is an employee of the Company, the Company’s Bylaws require the Board to elect a Lead Director as well, who presides at executive sessions of our independent directors. Mr. Curry, our Chief Executive Officer, is currently the Chair of the Board, and Mr. Sarachek, a non-employee director, is currently the Lead Director. We believe our current leadership structure is the optimal structure for us at this time and recognize that different board leadership structures may be appropriate in different situations.
The Board recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our shareholders. While our senior executives, including the Chief Executive Officer and Chief Financial Officer, are responsible for the day-to-day assessment and management of business risks, the Board maintains responsibility for creating an appropriate culture of risk management and setting a proper “tone at the top.” In this role, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting our executives with addressing specific risks, including competitive, legal, regulatory, operational and financial risks. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure. Previously, the Board had a standing Strategic Risk Oversight Committee that was responsible for reviewing actions proposed and taken by management in any areas of strategic risk as deemed appropriate by such committee; and  reviewing other areas of material risk, including litigation, as appropriate or as requested by the Board. The Board has determined that it, as a whole, should handle such oversight going forward, and such committee has been disbanded.
Majority Voting Policy
Directors are elected by a plurality of votes cast by shares entitled to vote at each Annual Meeting. However, our Board has adopted a “majority voting policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.
Factors that the Corporate Governance and Nominating Committee and Board will consider under this policy may include:

•	the stated reasons, if any, why votes were withheld from the director and whether those reasons can be cured;

•	the director’s length of service, qualifications and contributions as a director;

•	OTCQB listing requirements; and

•	our Corporate Governance Guidelines.
Any director who tenders his or her resignation under this policy will not participate in the committee recommendation or Board action regarding whether to accept the resignation offer. If all of the members of the Corporate Governance and Nominating Committee receive a majority withheld vote at the same election, then the independent directors who do not receive a majority withheld vote will appoint a committee from among themselves to consider the resignation offers and recommend to the Board whether to accept such resignations.
Resignation Tendered In Advance
Our Bylaws provide that, as a condition to being nominated to the Board or re-nominated for continued service on the Board, the director or director nominee must sign and deliver to the Board an irrevocable letter of resignation. The letter will be deemed tendered upon its acceptance by a majority of the disinterested members of the Board after a finding that, in connection with the performance of the director’s duties to the Company, the director either substantially participated in a breach of fiduciary duty arising from a material violation of a United States federal or state law or a regulation, or recklessly disregarded his or her duty to exercise reasonable oversight.
Board Committee Composition
Each of the standing committees maintains a written charter detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. These committee charters are available on our website at www.emergentcapital.com in the Investors/Newsroom section, under the Corporate Governance tab. Certain of our corporate governance policies continue to refer to and generally apply listing rules of the NYSE. On January 24, 2017, we filed a Form 25 with the Securities and Exchange Commission formally delisting our common stock from the NYSE. Since then, our common stock has continued trading on the OTCQB. References to NYSE and the NYSE listing rules in this Proxy Statement or our corporate governance policies do not imply any connection to the NYSE or any prospect that our common stock will commence trading on the NYSE in the future.
The following table sets forth the membership of the Board’s committees at April 16, 2018:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Matthew Epstein	X	X	CHAIR
James Hua	CHAIR
Robert Knapp	X
Roy Patterson		X	X
Joseph Sarachek		CHAIR	X
Meetings
The Board and the standing committees met and acted by unanimous written consent as follows during the year ended December 31, 2017:

Name	Number of Meetings
Board of Directors	19
Audit Committee	5
Compensation Committee	7
Corporate Governance and Nominating Committee	5

The non-management directors also meet routinely in executive session in connection with regular meetings of the Board.
Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting of Shareholders; however, it is expected that absent compelling circumstances directors will attend. During 2017, each director then serving attended at least 75% of the board meetings and meetings of committees on which the director served.
The Audit Committee
The Audit Committee consists of Messrs. Hua, Epstein and Knapp with Mr. Hua serving as chair. Our Board has determined that each of Mr. Hua and Mr. Epstein qualifies as an audit committee financial expert as defined under the rules of the SEC, and all Audit Committee members are independent under the applicable listing standards of the NYSE and applicable rules of the SEC. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements.

The Audit Committee has sole authority for the appointment, compensation and oversight of the work of our independent registered public accounting firm, and responsibility for reviewing and discussing with management and our independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K, our interim financial statements and our earnings press releases. The Audit Committee also reviews the independence and quality control procedures of our independent registered public accounting firm, reviews management’s assessment of the effectiveness of internal controls, discusses with management the Company’s policies with respect to risk assessment and risk management and reviews the adequacy of its charter on an annual basis.
The Compensation Committee
The Compensation Committee consists of Messrs. Sarachek, Epstein and Patterson, with Mr. Sarachek serving as chair. Our Board has determined that all Compensation Committee members are independent under the applicable listing standards of the NYSE and applicable rules of the SEC. The Compensation Committee establishes, administers and reviews our policies, programs and procedures for compensating our executive officers and directors.
The Compensation Committee is generally responsible for: (a) assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation; (b) reviewing the adequacy of the Compensation Committee Charter on an annual basis; (c) evaluating the Chief Executive Officer’s performance in light of corporate goals and objectives relevant to compensation; (d) reviewing the performance of the Company’s executive officers and determining and approving such executive officers’ compensation; (e) making recommendations to the Board with respect to incentive-compensation plans and equity-based plans; (f) administering the Company’s equity compensation plans, and granting awards under such plans; (g) overseeing the administration of the Company’s employee benefit plans; (h) overseeing regulatory compliance with respect to compensation matters; and (i) reviewing and approving employment or severance arrangements with senior management.
The Compensation Committee has in prior years considered the potential effects of Section 162(m) of the Internal Revenue Code (the “Code”) on compensation matters, and will continue to do so with respect to outstanding grandfathered awards made prior to 2018, when amendments to the Code eliminated the availability of the performance-based compensation exemption component of Section 162(m) for future grants.. For a discussion of the Compensation Committee’s processes and procedures for considering and determining compensation for our executive officers, please see the “Compensation Discussion and Analysis” section below.
The Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee (the “CGN Committee”) consists of Messrs. Epstein, Patterson and Sarachek, with Mr. Epstein serving as chair.
The CGN Committee is responsible for: (a) developing and recommending corporate governance principles and procedures applicable to our board and employees; (b) recommending committee composition and assignments; (c) overseeing periodic self-evaluations by the board, its committees, individual directors and management with respect to their respective performance; (d) identifying individuals qualified to become directors; (e) recommending director nominees; (f) assisting in board succession planning; (g) recommending whether incumbent directors should be nominated for re-election to our board; and (h) reviewing the adequacy of its charter on an annual basis.
The CGN Committee considered whether to engage a third party to assist in the oversight of the evaluations under the CGN Committee’s purview and, based on the Company’s present circumstances, believes that the Company and its shareholders are currently best served without engaging a third party.

Selection and Evaluation of Director Candidates
In searching for qualified director candidates for election to the Board and to fill vacancies on the Board, the CGN Committee may solicit current directors for the names of potentially qualified candidates and may ask directors to pursue their own business contacts for the names of potentially qualified candidates. The CGN Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates and will consider suggestions from shareholders for nominees for election as directors and evaluate such suggested nominees on the same terms as candidates identified by directors, outside advisors or search firms selected by the CGN Committee. The CGN Committee and the Board have not established a formal policy with regard to the consideration of director candidates recommended by shareholders. This is due to the following factors: (i) the limited number of such recommendations, (ii) the need to evaluate such recommendations on a case-by-case basis, and (iii) the expectation that recommendations from shareholders would be considered in the same manner as recommendations by a director or an officer of the Company.
Any shareholder who wishes to recommend a candidate to the CGN Committee for consideration as a director nominee should provide the Company with the following information: (a) the suggested candidate’s biographical data (including business experience, service on other boards, and academic credentials), (b) all transactions and relationships, if any, between the recommending shareholder or such candidate, on the one hand, and the Company or its management, on the other hand, as well as any relationships or arrangements, if any, between the recommending shareholder and the candidate and any other transactions or relationships of which the Board should be aware in order to evaluate such candidate’s potential independence as a director, (c) details of whether the candidate or the recommending shareholder is involved in any on-going litigation adverse to the Company or is associated with an entity which is engaged in such litigation and (d) whether the candidate or any company for which the candidate serves or has served as an officer or director is, or has been, the subject of any bankruptcy, SEC or criminal proceedings or investigations, any civil proceedings or investigations related to fraud, accounting or financial misconduct, or any other material civil proceedings or investigations. The notice must also contain a written consent confirming the candidate’s (a) consent to be nominated and named in the Company’s proxy statement and, if elected, to serve as a director of the Company and (b) agreement to be interviewed by the CGN Committee and submit additional information if requested to do so. This information should be delivered to the Company sufficiently in advance of the Company’s annual meeting to permit the CGN Committee to complete its review in a timely fashion.
The Board and the CGN Committee have not established a formal policy on the consideration of diversity in director candidates. The CGN Committee selects nominees on the basis of their character, expertise, sound judgment, ability to make independent analytical inquiries, business experience, understanding of the Company’s business environment, ability to make time commitments to the Company, demonstrated teamwork and the ability to bring unique and diverse perspectives and understandings to the Board. These criteria center on finding candidates who have the highest level of integrity, are financially literate, have motivation and sufficient time to devote themselves to Company matters and who have skills that complement the skills and knowledge of the current directors.
Once potential candidates are identified, the CGN Committee reviews the backgrounds of those candidates, conducts interviews of candidates and establishes a list of final candidates. To the extent practical, final candidates are then to be interviewed by each member of the CGN Committee, the Chair of the Board and the Chief Executive Officer. Reasonable efforts are made to have all remaining directors interview final candidates.
Under the Company’s Bylaws, a shareholder may propose a director candidate for nomination at the 2019 annual meeting if the shareholder delivers the proposal to the Company on or before December 19, 2017. Please see “Other Matters—Shareholder Proposals for the 2019 Annual Meeting.”
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee will be, or will have been, employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our Board or Compensation Committee.

Report of the Audit Committee
The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal controls and procedures.
In addition to fulfilling its responsibilities as set forth in its charter and further described above in “Corporate Governance—Board Committees and Meetings—The Audit Committee,” the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2017. Discussions about the Company’s audited financial statements included its independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required by audit standards and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2017 with the Company’s management.

2.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (the “PCAOB”) as then modified or supplemented.

3.
The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.
James Hua (Chair)
Matthew Epstein
Robert Knapp

Communications with the Board
Any interested party wishing to communicate with the Board, the non-management directors or a specific Board member, may do so by writing to the Board, the non-management directors or the particular Board member, and delivering the communication in person or mailing it to: Emergent Capital, Inc., 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, Attention: Secretary. Communications will be distributed to specific Board members as requested by the shareholder in the communication. If addressed generally to the Board, communications may be distributed to specific members of the Board as appropriate, depending on the material outlined in the communication. For example, if a communication relates to accounting, internal accounting controls or auditing matters, the communication will be forwarded to the Chair of the Audit Committee unless otherwise specified. The Company will forward all such communications, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate.
Code of Ethics
Our Board has adopted Corporate Governance Guidelines, including a Code of Ethics for our directors, officers and employees. Copies of the Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.emergentcapital.com in the Investors/Newsroom section, under the Corporate Governance tab. The Company will post amendments to or waivers from the Code of Ethics to the extent applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer on its website.

DIRECTOR COMPENSATION
Directors who are employees of the Company or its subsidiaries receive no compensation for their service on our Board of Directors. Effective as of the date of the Recapitalization, our outside directors were compensated solely through a $35,000 annual retainer, paid quarterly.
Prior to the Recapitalization, our Board of Directors was compensated as follows:

•
Cash Compensation —(a) Except as noted below, directors were paid $35,000 in an annual cash retainer, annualized through the date of the Recapitalization; (b) the Chairman of the Board received an additional $30,000 annual retainer; (c) committee chairs were paid an additional retainer of $30,000 for the Audit Committee, $15,000 for the Risk Committee, $10,000 for the Compensation Committee and $5,000 for the CGN Committee; (d) with the exception of the Risk Committee and Special Committee, all members of each committee (including the committee chair) received an additional annual member retainer of $5,000 for their committee membership. Members of the Risk Committee received annual retainers of $10,000 each, however, following their fourth meeting, regular members of the Risk Committee were paid $2,500 per meeting and the chair of the Risk Committee was paid $3,000 per meeting. Members of the Special Committee received annual retainers of $15,000 each and the chair of the Special Committee received an additional $15,000.

•
Equity Compensation —Except as noted below, directors were paid $45,000 in shares of one-year restricted stock for 2016 services (through the date of the Recapitalization). In the aggregate these awards represented $255,000 through the issuance of 65,212 shares of one year vesting restricted stock. The number of shares granted to each director was determined based on the fair market value of the Company’s closing stock price on the day prior to the 2016 Annual Meeting, and was granted in full on the date of the 2016 Annual Meeting. Directors owning at least $200,000 in market value of the Company’s common stock have an option to elect all or a portion of the equity payment in cash in lieu of restricted stock at the end of the restricted period.

With the exception of Risk Committee meetings, directors did not receive meeting fees or fees for executing written consents in lieu of meetings of the board of directors or its committees. All retainers are paid in quarterly installments. The Company reimburses directors for their travel and lodging expenses if they do not live in the area where a meeting is held. Directors receive no other compensation, perquisite or benefit from the Company.

The table below summarizes the compensation earned by non-employee directors for the fiscal year ended December 31, 2017.

2017 DIRECTOR COMPENSATION

Name	Pre or Post Recapitalization Board	Fees Earned or Paid in Cash	Restricted Stock Awards (1)	Total(2)
James Chadwick	Pre-Recapitalization	$20,000	$2,812	$22,812
Michael Crow	Pre-Recapitalization	$16,464	$2,812	$19,276
Andrew Dakos	Pre-Recapitalization	$37,500	$2,812	$40,312
Phillip Goldstein (3)	Pre-Recapitalization	$45,000	$2,812	$47,812
Gerald Hellerman	Pre-Recapitalization	$65,386	$2,812	$68,198
Gilbert Nathan	Pre-Recapitalization	$30,000	$2,812	$32,812
Robert Knapp	Post-Recapitalization	$17,500	$—	$17,500
James Hua	Post-Recapitalization	$17,500	$—	$17,500
Joseph E Sarachek	Post-Recapitalization	$17,500	$—	$17,500
Roy Patterson	Post-Recapitalization	$12,079	$—	$12,079
Matthew Epstein (4)	Post-Recapitalization	$—	$—	$0

1.	Aggregate grant date fair values reflect director annual retainer grants awarded July 27, 2017 with a value of $0.33 per share.

2.	Directors also receive reimbursement for travel expenses incurred in attending meetings.

3.	Mr. Goldstein voluntarily declined additional fees relating to his role as Chair of the Strategic Risk Committee occurring prior to the Recapitalization.

4.	Mr. Epstein elected to waive fees.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This section describes the objectives and components of our 2017 executive compensation program for named executive officers. Our named executive officers, or NEOs, for 2017 were:

•	Patrick J. Curry, our Chairman and Chief Executive Officer;

•	Miriam Martinez, our Chief Financial Officer and Secretary;

•	Jack Simony, our Vice President and Chief Investment Officer;

•	Harvey Werblowsky, our Vice President, Chief Legal Officer and General Counsel;

•	Antony Mitchell, our former Chief Executive Officer; and

•	Christopher O’Reilly, our former General Counsel and Secretary;
On October 23, 2017 Mr. Mitchell resigned from the Company, and on August 11, 2017 the employment of Mr. O'Reilly was terminated in connection with a reduction in force of the Company. Both executives are considered to be NEOs for 2017 under SEC rules. Mr. Mitchell served a portion of the year as chief executive officer, and the 2017 compensation of Mr.

O’Reilly, inclusive of separation payments and benefits, would have placed him among the three most highly compensated executive officers if he had remained in our employment at the end of 2017.
Executive Summary
Prior to the Recapitalization the Committee maintained a pay-for-performance program emphasizing executive share ownership that provided competitive rewards for executives based on:

•	effective deployment of capital and further refinement of the Company’s business model;

•	continued improvement in expense and cash management; and

•	resolution of certain legal and regulatory issues.

The Committee did not establish any specific financial goals for purposes of the 2017 Annual Incentive Plan for Management as the Company was in the process of consummating the Recapitalization. Subsequent to the Recapitalization, the Committee established an executive compensation program consistent with its prior pay-for-performance objectives consisting of annual salary, a discretionary annual cash bonus based on individual performance and company results, and time-based equity awards. Only one NEO earned a cash bonus for 2017.
Compensation Philosophy
The primary objective of our compensation programs and policies is to attract, retain and motivate employees whose knowledge, skills and performance are critical to our success. We believe that compensation is unique to each individual, and that it should reflect individual leadership, performance and also company results. We believe, given the nature of our business and the very small employee base required, this is best achieved through individual determination by our chief executive officer based on objective performance results as well as discretionary and subjective factors relevant to the particular named executive officer. In the instance of our chief executive officer’s compensation, this assessment is best performed by the Compensation Committee.
Determination of Compensation Awards
The Committee has the primary authority to determine and approve the compensation awards available for the Company’s executive officers. The Committee is charged with reviewing executive officer compensation policies and practices and making recommendations to the full Board of Directors to ensure adherence to our compensation philosophies and to ensure that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our performance as well as the individual performance, level of expertise and experience of our NEOs, as determined by the Committee based upon the judgment of its members. The Committee also determines salary increases for each of the NEOs, reflecting their relative skills and responsibilities, individual performance, and leadership roles within the Company.
In making compensation determinations, the Committee considers recommendations from its independent compensation consultant, Board Advisory LLC (“Board Advisory”). The Committee also considers the chief executive officer’s assessment of the performance of executive officers other than himself as well as recommendations of the chief executive officer regarding base salaries, annual bonus awards, equity-based incentive awards and other employment terms for executive officers. The Committee evaluates the performance of our executive officers annually, including the chief executive officer, based on enterprise-wide financial and non-financial results, individual achievements, leadership and other factors the Committee’s members determine to be appropriate. The chief executive officer generally attends Committee meetings, but is not present during executive sessions of the Committee at which his performance and compensation are discussed. Other members of senior management may also attend meetings at the Committee’s request, for example, to provide reports and information on agenda topics. The Committee has not established a peer group for compensation purposes.

Stock Ownership Guidelines
In 2014, the Company adopted a policy whereby each non-employee director is required to own common stock or common stock equivalents, including restricted stock, at least equal in acquisition basis to, or a fair market value of, $100,000 within five years of when the director joined the Board. For purposes of the ownership guidelines, unexercised stock options are not counted towards the ownership guidelines, and shares held jointly by a director and his or her spouse and shares held by an investment entity with which a director is affiliated are counted toward the ownership guidelines. The Company does not currently have similar ownership guidelines in effect for executive officers.
The Company has an insider trading policy that includes anti-hedging provisions. Consequently, no employee, executive officer or director may enter into a hedge of the Company’s common stock, including by use of derivatives such as puts and calls, short sales or similar transactions.

Use of Compensation Consultants

Since 2011, the Committee has retained Board Advisory, LLC as its compensation consultant to provide advice and resources to help refine and execute the overall compensation strategy. Board Advisory reports directly to the Committee. The Committee has the sole power to terminate or replace any compensation consultant and authorize payment of fees to any compensation consultant. The Committee also directed Board Advisory to work with members of our management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Board Advisory also met with the Committee during the Committee’s regular meetings, in executive sessions (where no members of management were present), and with the Committee chair and other members of the Committee outside of the regular meetings. In addition, the Committee engaged Board Advisory to provide guidance with respect to determining the compensation of our new Chief Executive Officer.
Board Advisory provides no services to and earns no fees from the Company outside of its engagement with the Committee. The Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

•	that Board Advisory does not provide any services to the Company except advisory services to the Committee;

•	that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;

•	that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

•
that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Committee or any executive officer of the Company; and

•	that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.
Compensation Elements and Committee Actions
We compensated our NEOs for 2017 through base salary, cash awards in the form of an annual cash bonus, equity based awards and various broad-based benefits provided to employees generally. The Company maintains a shareholder-approved 2010 Omnibus Incentive Plan (the “Plan”) that allowed our Discretionary Annual Cash Bonus to meet the “qualified performance-based compensation” definition described in Internal Revenue Code Section 162(m).   In addition, the Plan allows for the award of equity to NEOs and other employees.
Base Salaries. Annual base salaries compensate our NEOs for performing their functional duties with us. We believe base salaries should be competitive based upon an NEO’s scope of responsibilities, the market compensation of similarly situated executives, and the relative talent of the individual officer. When establishing base salary for an executive, we also consider other factors such as internal consistency and, for new hires, salary paid by a former employer. In 2017, upon the Recapitalization, the Committee set salaries for each of the Company officers. As a result, and after considering additional data from its compensation consultant, the Committee set the salary for Mr. Curry at $335,000. In addition, Ms. Martinez’s salary was reduced from $352,229 to $275,000. The remaining NEOs recruited to the Company upon or shortly after the

Recapitalization had salaries determined commensurate with the criteria above, as also described in the Summary Compensation Table, below. Additional NEO annual salaries are as follows: Mr. Simony, $275,000, Mr. Werblowsky, $250,000.
Discretionary Annual Cash Bonus. Beginning in 2014, the Committee established a pay-for-performance program that included an annual cash bonus for NEOs and other key management based on company and individual performance during the fiscal year performance period. For 2017 the amounts earned by any executive under the annual cash bonus were determined based on a discretionary assessment of individual leadership and performance and Company results. The program was intended to serve to motivate higher levels of performance by recognizing individual and team impact while sharing in overall Company results. Following the Recapitalization, the bonus was modified to eliminate pre-set target payout levels and payout maximums. For 2017 performance, the sole cash bonus awarded to an NEO was an award of $25,000 to our chief financial officer, Ms. Martinez, for her work relating to the Recapitalization and subsequent restructuring of the company.
Equity-Based Awards. The Company maintains an equity plan for key management, including our NEOs. The program is intended to be an important part of providing an attractive and competitive total pay opportunity for our NEOs, and also to provide an ownership interest in the Company.
In June 2016, the Company awarded Restricted Stock Unit Awards (the "RSUs") to approximately seven (7) critical individuals, including three of our NEOs. In 2017, following the Recapitalization, the Company awarded RSUs to three of our NEOs. RSUs granted to our NEOs in 2017 were: Ms. Martinez, 500,000, Mr. Simony, 1,000,000, Mr. Werblowsky, 500,000. The size of the awards were determined by the Committee in light of each executives’ expected roles within the post-Recapitalization organization.
Retirement Benefits. We provide retirement benefits to our employees through the opportunity to participate in our 401(k) savings plan. We believe the 401(k) savings plan provides an important benefit to assist our employees and executives in long-term personal financial planning, improving their personal financial security and their relationship with the Company. We believe a 401(k) plan is necessary in constructing an overall compensation program that is competitive with other employers and helps us attract prospective employees. We have historically not made any contributions or otherwise matched any employee contributions to the 401(k) plan. We do not provide any supplemental executive retirement benefits or other non-qualified deferred compensation arrangements for our executives.
Other Benefits and Executive Perquisites. We also provide certain other customary benefits to our employees, including the NEOs, which are intended to be part of a competitive compensation program. These benefits, which are offered to all full-time employees, include medical, dental, life and disability insurance as well as paid leave during the year.
Advisory Vote on Executive Compensation

The Company conducted its fourth advisory vote on executive compensation last year at its 2017 Annual Meeting. While this vote was not binding on the Company, its Board of Directors or its Compensation Committee, the Company believes that it is important for its shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding the Company’s executive compensation philosophy, the Company’s compensation policies and programs, and the Company’s decisions regarding executive compensation, all as disclosed in this proxy statement. The Company’s Board of Directors and its Compensation Committee value the opinions of its shareholders and, to the extent there is any significant vote against the compensation of the Named Executives as disclosed in the proxy statement, the Company will consider its shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the 2017 Annual Meeting, 77% of the votes cast on the advisory vote on executive compensation proposal (Item 2) were in favor of the named executive compensation as disclosed in the proxy statement, and as a result our named executive compensation was approved. The Board of Directors and Compensation Committee reviewed these final vote results and determined that, given the level of support, no changes to our executive compensation policies and decisions were necessary at this time based on the vote results.

The Company has determined that its shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by its stockholders at the 2013 Annual Meeting. Accordingly, the Company’s Board of Directors recommends that you vote FOR Item 2 at the Annual Meeting. For more information, see “ITEM 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION” in this proxy statement.
Employment Agreements and Retention Arrangements
We believe that employment agreements with executives are appropriate in many instances to ensure clarity and improve trust in the employment relationship, and to provide the Company with non-compete/non-solicitation protective covenants on the part of its executive officers. We do not have any general policies regarding the use of employment agreements. The Company expects that from time to time it may enter into employment agreements with employees, including NEOs, whether at the time of hire or thereafter. Since the formation of the Committee, the Committee has reviewed and approved all NEO employment agreements and severance agreements prior to execution.
The employment agreements with our NEOs are discussed in more detail under “Executive Compensation—Employment Agreements.”
Accounting and Tax Implications
The accounting and tax treatment of particular forms of compensation has not, historically, materially affected our compensation decisions. We have in prior years reviewed the potential effect of Section 162(m) of the Code and will continue to do so with respect to outstanding grandfathered awards made prior to 2018, when amendments to the Code eliminated the availability of the performance-based compensation exemption component of Section 162(m) for future grants.
Risk Management Implications of Executive Compensation
In connection with its oversight of compensation related risks, the Committee and management annually evaluate whether our Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our Company. We believe the structure of our current bonus program mitigates risks by avoiding employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business. Further, a substantial portion of our executive incentives are in the form of equity and, coupled with ownership and share retention guidelines, provides further incentive for long-term value creation and prudent risk-taking. We believe our employee and executive assessment process is well aligned with creating long-term value and does not create an incentive for excessive risk taking or unusual pressure on any single operating measure. For 2017, the Committee determined that our compensation programs do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Joseph Sarachek (Chair)
Matthew Epstein
Roy Patterson

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE FOR 2017
The following table summarizes the compensation earned by our NEOs for the years ending December 31, 2015, 2016 and 2017.

Name and Title	Year	Salary	Bonus	Restricted Stock (1)	Other (2)	Total
Patrick J. Curry (3)	2017	$114,231	$—	$—	$—	$114,231
Chief Executive Officer
Miriam Martinez (4)	2017	$349,811	$25,000	$190,000	$—	$564,811
SVP, Chief Financial Officer & Secretary	2016	$336,326	$—	$155,020	$—	$491,346
	2015	$324,173	$—	$—	$—	$324,173
Jack Simony (5)	2017	$42,308	$—	$370,000	$—	$412,308
VP & CIO
Harvey Werblowsky (6)	2017	$38,462	$—	$185,000	$—	$223,462
Vice President, Chief Legal
Officer & General Counsel
Antony Mitchell (7)	2017	$508,351	$—	$—	$48,077	$556,428
Chief Executive Officer	2016	$637,019	$—	$—	$—	$637,019
	2015	$649,038	$—	$—	$—	$649,038
Christopher O'Reilly (8)	2017	$182,423	$—	$—	$130,329	$312,752
General Counsel	2016	$301,290	$—	$155,020	$—	$456,310
	2015	$286,926	$—	$—	$—	$286,926

1
Represents the grant date fair value of restricted stock awards computed in accordance with FASB ASC 718. 2017 Awards are based on a fair market value on the date of grant of $0.40. 2016 Awards are based on a fair market value on the date of grant of $3.37 per share. Ms. Martinez’s 2016 award vests on June 30, 2108 and her 2017 award vests 50% on October 29 of each 2018 and 2019, in each case contingent upon continued service by the executive. Awards for Messrs. Simony and Werblowsky vest 50% on October 29 of each 2018 and 2019.
.

2
For Mr. Mitchell, , Other Compensation consists of $48,077 in accrued paid time off paid upon termination; for Mr. O'Reilly, $23,538 in accrued paid time off paid upon termination, $82,385 in severance, and $24,406 in health-care premium reimbursement during the severance period.

3	Mr. Curry became Interim Chief Executive Officer on August 15, 2017 and Chief Executive Officer on October 25, 2017. His annualized salary is $335,000.
4	Ms. Martinez's salary was reduced to $275,000 from $352,229 effective January 1, 2018. Ms. Martinez has served as Chief Financial Officer since May 7, 2016, and as Secretary since September 25, 2017.
5	Mr. Simony began employment with the Company on October 30, 2017. His annualized salary is $275,000.
6	Mr. Werblowsky began employment with the Company on October 30, 2017. His annualized salary is $250,000.
7	Mr. Mitchell served as Chief Executive Officer and Director of the Company through his employment termination on October 23, 2017.
8	Mr. O'Reilly served as General Counsel of the Company through his employment termination August 11, 2017.

GRANTS OF PLAN-BASED AWARDS
The following table shows information on plan-based awards to NEOs during 2017:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Miriam Martinez	12/22/17	—	—	—	—	—	—	500,000	$190,000
Jack Simony	10/30/17	—	—	—	—	—	—	1,000,000	$370,000
Harvey Werblowsky	10/30/17	—	—	—	—	—	—	500,000	$185,000

1
The amounts reflected in the “All Other Stock Awards” column of the table represent the number of service-based RSUs that were granted to each of our named executive officers in 2017. Ms. Martinez’s award vests 50% on December 21 of each 2018 and 2019. Awards to Messrs. Simony and Werblowsky vest 50% on October 29 of each 2018 and 2019.

2	The amounts shown under “Grant Date Fair Value of Stock Awards” are calculated in accordance with ASC Topic 718 based on the fair value of the shares on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017
The following table shows outstanding equity awards at December 31, 2017:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Miriam Martinez (2)	—	—	—	—	500,000	$190,000
	—	—	—	—	46,000	$18,400
	11,200	—	$10.75	2/8/2018	—	—
	2,000	—	$10.71	3/8/2018	—	—
	45,000	—	$6.94	6/6/2020	—	—
Jack Simony (3)	—	—	—	—	1,000,000	$370,000
Harvey Werblowsky (3)	—	—	—	—	500,000	$185,000

1.	Based on $0.40 per share closing price on December 29, 2017.

2.	Ms. Martinez’s Stock awards were granted June 24, 2016 and December 22, 2017. The 2016 award vests on June 30, 2018. The 2017 award vests 50% on December 21 of each of 2018 and 2019.

3.	Mr. Simony’s stock award was granted October 30, 2017 and vests 50% on October 29 of each 2018 and 2019.

4.	Mr. Werblowsky’s stock award was granted October 30, 2017 and vests 50% on October 29 of each 2018 and 2019.

2017 Option Exercises and Stock Vested
One of the executive officers of Emergent Capital, Inc. had restricted stock units vest during 2017. No NEOs had any other type of award vest or become exercised during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Christopher O’Reilly	46,000	$19,320

1.	Calculated by multiplying the number of shares acquired on vesting by market value of the shares on the vesting date using the closing market price of Company stock on the vesting date.

EMPLOYMENT AGREEMENTS
Former CEO Employment Agreement
In 2010, we entered into an employment agreement with Antony Mitchell, effective upon the closing of the Company’s initial public offering in 2011. This employment agreement establishes key employment terms (including reporting responsibilities, base salary, target performance bonus opportunity and other benefits), provides for severance benefits in certain situations, and contains non-competition, non-solicitation and confidentiality covenants, as well as indemnification provisions.
The employment agreement was later modified with respect to certain elements of Mr. Mitchell’s compensation. Under his employment agreement, Mr. Mitchell’s base salary was set at $525,000, a $325,000 reduction, excluding expense reimbursements, over the aggregate 2010 fee that was paid to Mr. Mitchell’s corporation, Warburg. The reduction was in part in recognition of Mr. Mitchell’s increased incentive-based compensation opportunity.
Beginning in fiscal 2014, Mr. Mitchell became eligible under his employment agreement to participate in an annual bonus plan that we established for executive officers. Mr. Mitchell’s employment agreement did not proscribe a target annual bonus value.
The employment agreement provided that if Mr. Mitchell’s employment is terminated for any reason other than cause, then we would pay Mr. Mitchell, in addition to his accrued base salary and other earned amounts to which Mr. Mitchell would otherwise be entitled, a pro rata portion of the annual incentive bonus, if any, payable with respect to the year in which the termination occurred. In addition, the employment agreement provided for severance payments upon the termination of employment by us without cause. Mr. Mitchell’s employment agreement also provided for severance payments if he terminated his employment for good reason. Payment and benefit levels were determined based on terms negotiated between the Company and Mr. Mitchell prior to the formation of the Board in 2011.
Mr. Mitchell's agreement was automatically renewed on January 1, 2017 for a successive three-year period per his agreement.
On September 15, 2017, we entered into a mediation agreement with Mr. Mitchell, pursuant to which Mr. Mitchell agreed, among other things, to negotiate and enter into a separation agreement providing for his resignation from the position of Chief Executive Officer and from the Board, in each case of the Company and its subsidiaries, no later than September 22, 2017. On October 23, 2017, the Company entered into a Separation Agreement (the “Separation Agreement”) with Mr. Mitchell, pursuant to which (x) Mr. Mitchell resigned from the position of Chief Executive Officer of the Company and its subsidiaries and from the Board effective October 23, 2017, (y) Mr. Mitchell received all salary due to him through the October 23, 2017, less applicable statutory deductions and authorized withholdings, and all accrued but unused paid time off, if any, to which Mr. Mitchell may have been entitled under applicable law, and (z) we reimbursed $150,000 of Mr. Mitchell’s legal fees relating to the separation. Except as otherwise provided therein, the Separation Agreement supersedes the terms all other agreements between Mr. Mitchell and the Company, including the employment agreement described above between the Company and Mr. Mitchell.

Other Named Executive Officers
Effective as of January 1, 2014, Ms. Martinez entered into an employment agreement with the Company (the “2014 Martinez Agreement”). The 2014 Martinez Agreement had an initial term of three years with one year renewal periods thereafter unless either party to an Employment Agreement provided a non-renewal notice at least 60 days prior to the end of the applicable term. The 2014 Martinez Agreement provided for an initial base salary of $298,000, subject to upward adjustment at the discretion of the Board from time to time. Ms. Martinez was also eligible to receive a cash bonus each year with a target value of 40% of her then-base salary and a maximum value of 80% of her then-base salary. In addition, she was entitled to participate in the Company’s long term incentive plan and any other benefit plan, and perquisite programs adopted by the Company.
The 2014 Martinez Agreement provided that, upon termination of employment by the Company without cause or by the officer for good reason, in addition to accrued benefits, Ms. Martinez would be entitled to receive a pro-rated portion of the bonus for the year in which she was terminated and a severance payment equal to one year of her then-base salary. Following a change of control, upon termination of employment by the Company without cause or by the officer for good reason, in addition to accrued benefits, she would be entitled to receive a lump-sum severance payment consisting of the pro-rated portion of the bonus for the year in which she was terminated and two-times her then-base salary. In either case, unless she was entitled to receive coverage from a new employer, Ms. Martinez would be reimbursed for the cost of continuation coverage of group health insurance for a maximum of twelve months.

The 2014 Martinez Agreement permitted us to terminate Ms. Martinez for “cause” if she (i) failed, neglected, or refused to perform the lawful employment duties related to her position or as from time to time was assigned to her (other than due to disability); (ii) committed any willful, intentional, or negligent act having the effect of materially injuring the interest, business, or reputation of the Company; (iii) violated or failed to comply in any material respect with the Company’s published rules, regulations, or policies, as in effect or amended from time to time; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any property of the Company; or (vi) breached any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company.
Ms. Martinez was subject to non-competition and non-solicitation covenants that expire twelve months after termination of employment. The 2014 Martinez Agreement includes a provision that allowed us to reduce Ms. Martinez’s severance payments and any other payments to which they become entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Internal Revenue Code Section 280G.
In 2016, the Committee approved the renewal of the 2014 Martinez Agreement effective January 1, 2017 for an additional Initial Term of three years.
On March 13, 2018, Imperial Finance and Trading, Inc., a wholly-owned subsidiary of the Company (“Imperial”), entered into a new employment agreement with Ms. Martinez (the "2018 Martinez Agreement"), pursuant to which Ms. Martinez will continue to serve as our Senior Vice President and Chief Financial Officer. The term of the Martinez Agreement commenced on March 13, 2018 and continues for one year, with automatic one-year extensions unless (x) either Ms. Martinez or Imperial gives written notice not to extend at least sixty (60) days’ prior to the end of the then-current term or (y) Ms. Martinez’s employment is terminated in accordance with the terms of the 2018 Martinez Agreement. The 2018 Martinez Agreement supersedes the 2014 Martinez Agreement.
Pursuant to the Martinez Agreement, Ms. Martinez will receive an annual base salary of $275,000 subject to reviews and increases by the Board. Ms. Martinez may receive an annual bonus at the determination of the Board based on Company performance with goals to be established annually by the Board or as otherwise determined by the Board. The 2018 Martinez Agreement further provides that Ms. Martinez is entitled to participate in all benefit plans provided to executives of the Company. If Imperial terminates Ms. Martinez’s employment without cause or she resigns with Good Reason (as defined in the Martinez Agreement), the 2018 Martinez Agreement provides that she will be entitled to receive her base salary or $352,229, whichever is greater, through the twelve (12) months following such termination (the "Martinez Severance Period") as well as any bonus earned but not yet paid. If Ms. Martinez resigns for good reason, she will also be entitled to have Imperial continue to pay its portion of healthcare premiums for plans in which she is participating immediately prior to the termination through the Martinez Severance Period. If such termination or resignation occurs within two years after a change in control (as defined in the 2018 Martinez Agreement), then in lieu of receiving his base salary as described above, Ms. Martinez would be entitled to receive (i) accrued vacation days, (ii) a lump sum payment equal to the sum of two times her then base salary, (iii) a portion of her bonus prorated through the termination date that would be due to her when bonus payments are otherwise made for the year in which the termination occurs, (iv) any unpaid portion of a bonus for the year preceding the termination, and (v) reimbursement of COBRA healthcare costs through the Martinez Severance Period.
On March 13, 2018, Imperial entered into an employment agreement with Jack Simony (the "Simony Agreement"), pursuant to which Mr. Simony will continue to serve as Vice President and Chief Investment Officer of the Company. The term of the Simony Agreement commenced on March 13, 2018 and continues for one year, with automatic one-year extensions unless (x) either Mr. Simony or Imperial gives written notice not to extend at least sixty (60) days’ prior to the end of the then-current term or (y) Mr. Simony’s employment is terminated in accordance with the terms of the Simony Agreement. Pursuant to the Simony Agreement, Mr. Simony will receive an annual base salary of $275,000.
The Simony Agreement further provides that Mr. Simony is entitled to participate in all benefit plans provided to executives of the Company. If Imperial terminates Mr. Simony’s employment without cause or he resigns with Good Reason (as defined in the Simony Agreement), the Simony Agreement provides that he will be entitled to receive his base salary through the six (6) months following such termination (the "Simony Severance Period") as well as any incentive bonus that has been declared or awarded to him for a prior fiscal year but has not yet been paid. If Mr. Simony resigns for good reason, he will also be entitled to have Imperial continue to pay its portion of health care premiums for plans in which he is participating immediately prior to the termination through the Simony Severance Period.
On March 13, 2018, Imperial entered into an employment agreement with Harvey Werblowsky (the "Werblowsky Agreement"), pursuant to which Mr. Werblowsky will continue to serve as Vice President, Chief Legal Officer and General Counsel of the Company. The term of the Werblowsky Agreement commenced on March 13, 2018 and continues for one year, with automatic one-year extensions unless (x) either Mr. Werblowsky or Imperial gives written notice not to extend at least sixty (60) days’ prior to the end of the then-current term or (y) Mr. Werblowsky’s employment is terminated in accordance with the terms of the Werblowsky Agreement. Pursuant to the Werblowsky Agreement, Mr. Werblowsky will receive an annual base salary of $250,000.
The Werblowsky Agreement further provides that Mr. Werblowsky is entitled to participate in all benefit plans provided to executives of the Company. If the Company terminates Mr. Werblowsky’s employment without cause or he resigns with Good Reason (as defined in the Werblowsky Agreement), the Werblowsky Agreement provides that he will be entitled to receive his base salary through the six (6) months following such termination (the "Werblowsky Severance Period") as well as any incentive bonus that has been declared or awarded to him for a prior fiscal year but has not yet been paid. If Mr. Werblowsky resigns for good reason, he will also be entitled to have Imperial continue to pay its portion of health care premiums for plans in which he is participating immediately prior to the termination through the Werblowsky Severance Period.

Potential Payments Upon Termination
The following table sets forth the amounts payable to our NEOs upon termination of their employment, in each case, effective at December 31, 2017.

Name	Cash Severance		Equity Awards (1)	Total (2)
Termination by Company Without Cause or by the Executive for Good Reason (except in the case of death or disability):
Patrick J. Curry	$—		$—	$—
Miriam Martinez	$352,229	(3)	$—	$352,229
Harvey Werblowsky	$250,000	(3)	$—	$250,000
Jack Simony	$275,000	(3)	$—	$275,000
Termination by the Company without Cause or by the Executive for Good Reason in conjunction with a Change in Control of the Company:
Patrick J. Curry	$—		$—	$—
Miriam Martinez	$704,458		$218,400	$922,858
Harvey Werblowsky	$250,000		$200,000	$450,000
Jack Simony	$275,000		$400,000	$675,000

1.
The vesting of restricted stock units held by our NEOs would automatically accelerate in full upon a change in control. Amounts shown in this column are based upon the closing price of our common stock on December 31, 2017 of $0.40 per share (the December 29, 2017 closing price).

2.
Ms. Martinez’s employment agreements allow us to reduce the severance payments and any other payments to which the executive becomes entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Internal Revenue Code Section 280G, unless the executive is better off, on an after-tax basis, receiving such payments and paying the excise taxes due. The amount shown assumes no such reduction would occur.

3.
Our NEOs are generally provided one year of salary and, to the extent not previously paid, the bonus otherwise earned for the year of termination, as severance in the event of a termination not “for Cause”, as generally defined or as defined in their employment agreements.There is no provision to provide Mr. Curry with any severance.

CERTAIN RELATIONSHIPS
Related Party Transactions Policy and Procedure
The Audit Committee has adopted a written policy for the committee to review and approve or ratify related party transactions involving us, any of our executive officers, directors or 5% or more shareholders of the Company or any of their family members. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules; and

•	transactions that could potentially cause a non-employee director to cease to qualify as independent under New York Stock Exchange listing requirements.
Certain transactions are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which the sole relationship with the other company is as a non-employee director and the total amount involved does not exceed 1% of the other company’s total annual revenues.

Criteria for Audit Committee approval or ratification of related party transactions include:

•	whether the transaction is on terms no less favorable to us than terms generally available from an unrelated third party;

•	the extent of the related party’s interest in the transaction;

•	whether the transaction would interfere with the performance of the officer’s or director’s duties to us;

•
in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under New York Stock Exchange listing requirements; and

•	such other factors that the audit committee deems appropriate under the circumstances.
Since January 1, 2017, there have been no transactions of more than $120,000 between us and any 5% or more shareholder of the Company, director or executive officer or any of their family members other than as described below.

Recapitalization Transaction
On July 28, 2017, the Company consummated a series of integrated transactions with the result of effecting a recapitalization of the Company (the “Recapitalization”). The Recapitalization included, among other things, (a) the purchase of shares of Common Stock having a purchase price of $0.20 per share, (b) the acquisition of warrants to purchase shares of Common Stock at an exercise price of $0.20 per share, (c) the tender by some holders of our 8.5% convertible notes due 2019 (the “Old Convertible Notes”) of their Old Convertible Notes in exchange for the same principal amount of 5.0% convertible notes due 2023 (the “New Convertible Notes”), (d) the sale by holders of our 15% senior secured notes due 2021 (the “Old Senior Notes”) of their Old Senior Notes to purchasers thereof, (e) the cash payment by the Company to the holders of the Old Senior Notes equal to 5% of the principal amount of their notes plus accrued and unpaid interest (the “Prepayment Premium”), and (f) the amendment of the Old Senior Notes, in the hands of the purchasers thereof, to become our 8.5% senior secured notes due 2021 (the “New Senior Notes”) Certain former officers, directors and holders of 5% or more of our Common Stock participated in various parts of the Recapitalization, as set forth below.

Name	Position	Common Stock Purchased (#)	Common Stock Purchase Warrants Acquired (#)	Old Convertible Notes Tendered ($)	New Convertible Notes Received (1) ($)	Old Senior Notes Sold ($)	Prepayment Premium Received ($)	New Senior Notes Purchased ($)	Interest paid (2) ($)
Bulldog Investors, LLC (3)	5% holder	5,322,872	1,600,000	$6,302,000	$6,544,539	$1,190,000	$59,500	$4,000,000	$507,851
NS Advisors LLC	5% holder	—	—	$9,000,000	$9,346,375	$—	$—	$—	$255,727
Gerald Hellerman	Director until Recapitalization	—	—	$—	$—	$100,000	$5,000	$—	$23,750
Antony Mitchell (4)	Director and CEO until October 2017	500,000	—	$—	$—	$25,000	$1,250	$—	$2,344
Gilbert Nathan	Director until Recapitalization	—	—	$—	$—	$150,000	$7,500	$—	$14,063

1.	Includes face principal amount of Old Convertible Notes tendered plus accrued and unpaid interest thereon.

2.	Includes interest paid on Old Convertible Notes, New Convertible Notes, Old Senior Notes and New Senior Notes, in the aggregate per holder, from January 1, 2017 to date.

3.	Philip Goldstein and Andrew Dakos, who were members of our Board prior to the Recapitalization, were deemed to have beneficial ownership of the securities held by Bulldog.

4.
Shares of Common Stock were purchased by Tin-Rez Corp. Mr. Mitchell may be deemed to be a beneficial owner of such shares and disclaims beneficial ownership thereof except to the extent of any indirect pecuniary interest therein.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our shareholders with a non-binding advisory vote to approve the compensation paid to our NEOs as disclosed in this Proxy Statement.
Our Board is committed to good corporate governance and recognizes the substantial interests that shareholders have in executive compensation matters. While the vote sought by this proposal is advisory and not binding, the Board and the Compensation Committee value the input of the Company’s shareholders, and will consider the outcome of the vote when making future executive compensation determinations.
We encourage shareholders to review the Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail as well as the detailed information provided under “Executive Compensation” beginning on page 21 of this Proxy Statement. Our Board believes the Company’s executive compensation programs are effective in creating value for our shareholders and moving the Company towards its long-term goals.
We are asking our shareholders to signal their support for the compensation of our NEOs by casting a vote “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Proxy Statement for the 2018 Annual Meeting under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3—INCREASE THE SIZE OF THE BOARD TO NINE (9) DIRECTORS

The Articles of Incorporation of the Company, as amended, provide that the size of the Board may be no less than three (3) nor more than fifteen (15) directors, in accordance with our Bylaws. Section 4.1 of our Bylaws requires that the number of directors on our Board shall be established from time to time by resolution of the Board, but the Board may not increase or decrease the size of the Board by more than one (1) without the approval of our shareholders. The size of the Board is currently set at seven (7) directors.

The Board has approved, subject to the approval of shareholders, an increase of its size to nine (9) directors. The Board believes that increasing its size to nine (9) will allow additional directors to be added to broaden the scope, diversity of viewpoints, and experience of the Board, as well as allow for more directors to serve on Board committees, which would assist the Board in properly analyzing and responding to complex developments, whether regulatory, economic, or otherwise. Further, because five (5) out of our current six (6) directors are serving in connection with the Investors Agreement, the Evermore Agreement, the Opal Sheppard Agreement and the Ironsides Agreement, increasing the size of the Board to nine (9) would allow shareholders to have more influence over the selection of directors.

If this Item 3 is approved, regardless of whether Item 4 below is approved, the Company will increase the size of the Board to nine (9) directors unless the Board determines otherwise.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE INCREASE IN THE SIZE OF THE BOARD TO NINE (9) DIRECTORS.

ITEM 4—AMENDMENT TO OUR BYLAWS TO MODIFY THE REQUIREMENTS
FOR CHANGING THE SIZE OF THE BOARD

The Articles of Incorporation of the Company, as amended, provide that the size of the Board may be no less than three (3) nor more than fifteen (15) directors, in accordance with our Bylaws. Section 4.1 of our Bylaws requires that the number of directors on our Board shall be established from time to time by resolution of the Board, but the Board may not increase or decrease the size of the Board by more than one (1) without the approval of our shareholders. The size of the Board is currently set at seven (7) directors.

The Board has approved, subject to the approval of shareholders, an amendment to the Bylaws to eliminate the requirement that shareholders approve of any increase or decrease of more than one (1) director in the size of the Board. The Board believes that such a requirement is unnecessarily burdensome due to the length of time that might be needed until the next annual meeting, or the time and cost of calling a special meeting, at which such a proposal could be voted on, in a situation in which the Board believes it to be in the Company’s best interests to increase or decrease the size of the Board by more than one (1) director. The size of a board of directors is typically permitted to be set and changed by the board without shareholder action. Eliminating the requirement for shareholder approval would provide flexibility to the Board to manage itself in accordance with the needs of the Company without undue time and cost constraints, and would not result in harm to shareholders because the shareholders are entitled to vote for nominees for all seats on the Board at each year’s annual meeting regardless of the number of seats to be filled.

If this Item 4 is approved by shareholders (and without giving effect to any increase in the size of the Board if Item 3 above is approved by shareholders), Section 4.1 of the Bylaws will be is amended in its entirety to read as follows:

“Section 4.1 General Powers and Number. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, the Board of Directors, a majority of whom shall be Independent Directors. The number of directors shall be established from time to time by resolution of the Board of Directors,. Initially, the Board shall be comprised of seven (7) directors. For purposes of this section, “Independent Director” shall mean a person other than an officer or employee of the corporation or its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.”

If this Item 4 is approved, regardless of whether Item 3 above is approved, the Company will amend the Bylaws to eliminate the requirement that shareholders approve of any increase or decrease of more than one (1) director in the size of the Board unless the Board determines otherwise.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE BYLAWS TO MODIFY THE REQUIREMENTS FOR CHANGING THE SIZE OF THE BOARD.

ITEM 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
At the Annual Meeting, the shareholders will be asked to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.
If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain Grant Thornton LLP. In such event, the Company may decide to retain Grant Thornton LLP or select another nationally recognized accounting firm without a vote of shareholders. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Grant Thornton LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

Independent Registered Public Accounting Firm Fees and Services
Grant Thornton LLP served as our independent registered public accounting firm and audited our financial statements for the fiscal years ended December 31, 2017 and 2016. Aggregate fees for professional services rendered to us by our independent registered public accounting firm are set forth below.

		Year Ended December 31, 2017		Year Ended December 31, 2016
Audit Fees		$643,985		$1,157,400
Audit-Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees		—		—
Total		$643,985		$1,157,400
Audit Fees
The fees in this category were for professional services and expenses rendered in connection with (1) the audits of the Company’s annual financial statements, which also included the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements, (3) audits of the Company’s subsidiaries that are required by statute, contract or regulation, (4) comfort letters and (5) consents issued in connection with our registration statements filed with the SEC.
All Other Fees
The fees in this category include all other services that generally only the Company’s independent registered public accounting firm reasonably can provide.
Pre-Approval Policies and Procedures
It is our Board of Directors’ policy to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. Our Board of Directors has approved all services that our independent accountants provided to us in the past two fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of the Company’s common stock, as of March 31, 2018, by each person known by the Company to own more than 5% of our common stock, each director, nominees and each of the executive officers identified in the Summary Compensation Table and by all of its directors, nominees and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of March 31, 2018, through the exercise or conversion of any note, stock option or other right. As of March 31, 2018, the Company had 158,500,399 shares of common stock outstanding. Accordingly, the percentages in the table that follows are calculated off of the 158,500,399 outstanding shares that were eligible to vote at March 31, 2018. Except as otherwise noted, the information presented for persons known to own more than 5% of our common stock is derived from filings made by such persons with the Securities and Exchange Commission.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders
Evermore Global Advisors, LLC (1)	37,500,000	23.7%
PJC Investments, LLC (2)	23,124,716	13.8%
Ironsides Partners LLC (3)	23,210,408	12.8%
InvestCo 1, LLC (4)	17,700,000	11.2%
JSARCo, LLC (5)	16,070,038	9.6%
Opal Sheppard Opportunities Fund I LP (6)	11,400,000	6.3%
Brennan Opportunities Fund I LP (7)	10,200,000	6.4%
Nantahala Capital Management, LLC (8)	9,309,229	5.9%
Executive Officers and Directors
Patrick J. Curry (2)(9)	23,676,607	14.2%
Matthew Epstein (1)	—	—
James Hua (6)	10,510,000	6.6%
Robert C. Knapp (3)	23,210,408	12.8%
Roy J. Patterson	498,198	*
Joseph E. Sarachek (5)	16,070,038	9.6%
Miriam Martinez (10)	47,000	*
Jack Simony	—	—
Harvey Werblowsky	—	—
Antony Mitchell (11)	—	—
Christopher O’Reilly (12)	101,725	*
All Executive Officers and Directors as a group (9 people)	74,012,651	40.8%
__________________________
*    Less than one percent.

1.
Based upon the Schedule 13D filed with the SEC on August 10, 2017, Evermore Global Advisors, LLC is a registered investment advisor that has sole power to dispose or vote, or to direct the disposition or voting, of the shares. The business address is 89 Summit Avenue, Summit, New Jersey 07901.

2.
Includes 14,374,716 shares of Common Stock and 8,750,000 shares of Common Stock subject to currently exercisable warrants. All securities are owned by PJC Investments, LLC of which Mr. Curry is the principal and manager. The business address is 204 Woodhew Drive, Waco, TX 76712.

3.
Based upon the Schedule 13D/A filed with the SEC on January 2, 2018. Includes 23,210,111 shares of Common Stock underlying New Convertible Notes and 75 shares of Common Stock underlying Old Convertible Notes. The securities are owned by various accounts managed by Ironsides Partners LLC, of which Mr. Knapp is the President and Managing Director. Mr. Knapp disclaims beneficial ownership of the securities, except to the extent of his pecuniary interest therein. The conversion of the New Convertible Notes and the Old Convertible Notes is subject to a limitation imposed by Florida State law that voids any such to the extent that, after such conversion, the holder thereof would, directly or indirectly, own more than 10% of the outstanding shares of Common Stock, unless such holder has first applied for and obtained regulatory approval from the Florida Office of Insurance Regulation. Mr. Knapp and Ironsides Partners LLC have not sought, and have no intention to seek, such approval, and as such, they may convert the New Convertible Notes and/or the Old Convertible Notes into no more than such number of shares equal to 9.99% of the outstanding shares of Common Stock at any time. The business address is 100 Summer Street, Suite 2705, Boston, MA 02110.

4.	Steven L. Key is the manager of InvestCo 1, LLC. The business address is 204 Woodhew Drive, Waco, TX 76712.

5.
Includes 7,320,038 shares of Common Stock and 8,750,000 shares of common stock subject to currently exercisable warrants. All securities are owned by JSARCo, LLC. Mr. Sarachek is the principal and manager of TopCo 1, LLC, which is the manager of JSARCo, LLC. The business address is 101 Park Avenue, New York, NY 10178.

6.
Based upon the Schedule 13D filed with the SEC on August 10, 2017 and the Form 4 of Mr. Hua filed with the SEC on August 18, 2018. Includes 10,000,000 shares of Common Stock owned by Opal Sheppard Opportunities Fund I LP and 510,000 shares of Common Stock owned by Opal Capital Partners, LP. Mr. Hua may be deemed to be a control person of Opal Sheppard Opportunities Fund I LP and of Opal Capital Partners, LP and disclaims beneficial ownership of all securities held by each entity, except to the extent of any indirect pecuniary interest therein. The business address is 40 Lake Bellevue Drive, Bellevue, WA 98108.

7.
Based upon the Schedule 13D/A filed with the SEC on December 7, 2017. Brennan Opportunities Fund I LP, its manager Brennan Asset Management, LLC, and Patrick T. Brennan, who controls Brennan Asset Management, LLC, are deemed to have beneficial ownership of the securities listed above. The business address is 1 Sea Breeze Court, Napa, California 94559.

8.
Based upon the Schedule 13G filed with the SEC on February 14, 2018. Includes 8,908,902 shares of Common Stock and 400,327 shares underlying New Convertible Notes. The securities are owned by various accounts managed by Nantahala Capital Management LLC, a registered investment advisor, of which Wilmot B. Harkey and Daniel Mack are control persons. The business address is 19 Old Kings Highway S, Suite 200, Darien, CT 06820.

9.	Includes 552,431 shares of Common Stock owned by Mr. Curry’s spouse.

10.	Includes options to purchase 45,000 shares of Common Stock.

11.	Mr. Mitchell served as our Chief Executive Officer and a director until October 23, 2018.

12.
Mr. O’Reilly served as our General Counsel and Corporate Secretary until August 11, 2017. Includes options to purchase 55,725 shares of Common Stock. Based on Mr. O’Reilly’s Form 3 and Form 4 filed with the SEC on May 16, 2016 and June 27, 2016, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% shareholders file reports of ownership and changes of ownership of common stock with the Securities and Exchange

Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, other than as described below, the Company believes that during and with respect to the year ended December 31, 2017, its officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements. Mr. Knapp, Mr. Mitchell, Mr. Dakos each filed one Form 4 late, in each case to disclose one transaction.

OTHER MATTERS
Shareholder Proposals for the 2019 Annual Meeting
Shareholder proposals, including shareholder director nominations, intended for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 for the 2018 annual meeting of shareholders must be received at the Company’s principal executive offices on or before December 19, 2018. Unless otherwise required by law, shareholder proposals received after this date will not be included in next year’s Proxy Statement. Shareholder proposals not intended for inclusion in next year’s Proxy Statement or notice of meeting, but which instead are sought to be presented directly at next year’s annual meeting, will be considered untimely if received later than March 4, 2019. Proxies will confer discretionary authority with respect to such untimely proposals. In order to curtail controversy as to the date upon which such written notice is received by the Company, it is suggested that such notice be submitted by Certified Mail, Return Receipt Requested. In order to be eligible to nominate or propose for nomination a candidate for election as a director, a shareholder must hold at least one percent (1%) of our outstanding shares of common stock for no less than twelve (12) months.
Householding
The Company’s annual report, including audited financial statements for the fiscal year ended December 31, 2017 is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Investor Communication Services has undertaken an effort to deliver only one annual report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, the Company will promptly deliver a separate copy of the annual report and the proxy statement to any shareholder who sends a written request to Emergent Capital, Inc., 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, Attention: Investor Relations or who calls our Investor Relations staff at (561) 995-4200.
You can also notify Broadridge that you would like to receive separate copies of the Company’s annual report and proxy statement in the future by writing or calling your bank or broker. Even if your household has received only one annual report and one proxy statement, a separate proxy form or voting instruction form, as applicable, should have been provided for each shareholder account. Each proxy form or voting instruction form, as applicable, should be signed, dated, and returned in the enclosed self-addressed envelope. If your household has received multiple copies of the Company’s annual report and proxy statement, you can request the delivery of single copies in the future by completing the enclosed consent, if applicable, or writing or calling Broadridge directly.
Additional Information
Any person from whom proxies for the meeting are solicited may obtain, if not already received, from our Company, without charge, additional copies of our Company’s 2018 Proxy Statement for Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, by written request addressed to Emergent Capital, Inc., 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, Attention: Investor Relations.
The reports of the Audit Committee and Compensation Committee are not soliciting material, are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate these reports by reference in another filing.

EMERGENT CAPITAL, INC.
PROXY
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Patrick J. Curry and Miriam Martinez, or either of them, with full power of substitution, as proxies to vote at the Annual Meeting of Shareholders of EMERGENT CAPITAL, INC. (the “Company”) to be held on May 31, 2018 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and, in their discretion, upon such other matters as may come before the meeting. IF NO DIRECTION IS MADE, SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS BELOW. In addition, the shares will be voted as the Board of Directors of the Company may recommend with respect to any other business as may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
EMERGENT CAPITAL, INC.
May 31, 2018

Please date, sign and mail your Proxy Card in the envelope provided as soon as possible.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	Election of six (6) directors

FOR ALL NOMINEES	[ ]	○	Patrick J. Curry
		○	Matthew Epstein
WITHHOLD AUTHORITY FOR ALL NOMINEES	[ ]	○	James Hua
		○	Robert Knapp
		○	Roy J. Patterson
		○	Joseph E. Sarachek
FOR ALL EXCEPT (see instructions below)	[ ]

INSTRUCTION: to withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here:

2.	Proposal to approve, by non-binding advisory vote, executive compensation.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

3.	Proposal to increase the size of the Board of Directors to nine (9) directors.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

4.	Proposal to amend the Bylaws to modify the requirements for changing the size of the Board of Directors.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

5.	Proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.
Signature of Stockholder:	Date:
Signature of Stockholder:	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.